EXHIBIT 8.1

[KRIEG DEVAULT LETTERHEAD]

December 16, 2004

Blue River Bancshares, Inc.
29 East Washington Street
Shelbyville, Indiana 46176

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as special tax counsel to Blue River Bancshares, Inc. (“Blue River”), in connection with the preparation of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2004, as amended (the “Registration Statement”), with respect to the Agreement of Affiliation and Merger (the “Merger Agreement”), effective as of August 31, 2004, by and among Blue River, Shelby County Bank, Heartland Bancshares, Inc. (“Heartland Holding”) and Heartland Community Bank, and pursuant to which Heartland Holding will merge with and into Blue River (the “Merger”). All terms used herein, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

     In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) Registration Statement, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We assume that the Merger will be consummated in accordance with the Merger Agreement, Registration Statement and such other documents, certificates and records and that the statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the Effective Time of the Merger.

     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed the Merger Agreement and such other documents, certificates and records are duly authorized, valid and enforceable. We have also assumed that the Merger will qualify as a statutory merger under the laws of the State of Indiana.

     In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Blue River and Heartland Holding, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. In addition, our opinion is subject to the qualifications, conditions, and assumptions and the discussion set forth under the heading “Material Federal Income Tax Consequences of the Merger” in the Registration Statement.

     In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein have been or will be waived in any respect prior to the Effective Time, (ii) the Merger Agreement, the Registration Statement and such other documents and records as we have considered accurately reflect all the material facts relating to the Merger, (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of Blue River and Heartland Holding, and (iv) we will be asked to redeliver this opinion prior to the Effective Time based on the facts, conditions and circumstances existing at that time. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by Blue River and Heartland Holding. Any change or inaccuracy of such facts (including those events occurring after the Effective Time) could affect the conclusions stated herein.

     Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. Our opinion is further based upon the assumption that the “continuity of interest” requirement applicable to tax-free reorganizations under the Code will be satisfied such that the aggregate fair market value of the Blue River common stock delivered as consideration in the Merger is equal to or greater than 50% of the sum of (i) the aggregate fair market value of such Blue River common stock and (ii) the aggregate amount of cash that is considered to be merger consideration, including, without limitation, any pre-Merger cash distribution(s) to Heartland Holding shareholders to the extent considered as merger consideration and any cash that may be payable, directly or indirectly, to shareholders who perfect their appraisal rights.

     Based solely on and subject to the foregoing, we are of the opinion that under current United States federal income tax law:

1.	The Merger will constitute and qualify as a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code and Blue River and Heartland Holding will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

2.	Although the discussion set forth in the Registration Statement under the heading “Material Federal Income Tax Consequences of the Merger” does not purport to summarize all possible United States federal income tax consequences applicable to the Merger, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences generally applicable to a shareholder of Heartland Holding common stock who participates in the Merger.

     Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading “Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Krieg DeVault LLP
Krieg DeVault LLP